[GRAPHIC OMITTED]                                                  NEWS RELEASE
                                                          FOR IMMEDIATE RELEASE

BRIGHAM EXPLORATION REPORTS GULF COAST FRIO DISCOVERY AND DAILY PRODUCTION GROWTH FROM 2000 DRILLING PROGRAM

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         Austin, TX -- (Business Wire) - June 19, 2000 -- Brigham Exploration
Company (NASDAQ:BEXP) today announced that it has recently completed and brought on production a Lower Frio bright spot discovery in its Southwest Danbury Project in Brazoria County, Texas. In addition, Brigham provided an update regarding its 2000 drilling program and announced substantial growth in its daily production volumes.

FRIO DISCOVERY

         Continuing its exploration and development efforts targeting Frio 3-D seismic-based amplitude prospects, Brigham recently drilled and completed a well that targeted a 3-D amplitude-supported fault block adjacent to Brigham's 1998 Nold Gas Unit #1 and 1999 Renn Gas Unit discoveries in Brazoria County, Texas. The successfully completed well, in which Brigham retains a 53% net revenue interest, encountered 31 feet of net pay in the Lower Frio section at a depth of approximately 12,560 feet. The well is currently flowing to sales at a rate of
5.3 MMcf of natural gas and 75 barrels of condensate per day with a flowing tubing pressure of 6,100 pounds per square inch. Brigham anticipates producing the well at approximately 6.5 MMcfe per day, or approximately 3.5 MMcfe per day net to its revenue interest. Brigham has identified and leased eleven additional 3-D seismic amplitude-supported prospects in the Upper and Lower Frio sections in its Southwest Danbury Project, one of which is an adjacent prospect that is enhanced by this most recent discovery. Brigham currently plans to drill three additional tests in this project during the second half of 2000.

OPERATIONAL ACTIVITY UPDATE

         In Brigham's Home Run Field in Brooks County, Texas, the Palmer State #3 well was spud in March as the first offset to Brigham's Palmer State #2 well that confirmed the significant Lower Vicksburg discovery. As planned, the Palmer State #3 encountered the primary Vicksburg objectives approximately 135 feet higher on structure than the currently producing Palmer State #2 well, resulting in higher reservoir quality sands. Completion operations were commenced on the Palmer State #3 well in late May, and initial production is expected by the end of June with the full stream of commingled production expected some time in July. Given the improved quality of the reservoirs encountered in the Palmer State #3 well relative to the currently producing Palmer State #2, Brigham anticipates an initial production rate from the Palmer State #3 that should be at least comparable to the Palmer State #2 well. The Palmer State #2 well began producing at a commingled rate of approximately 16 MMcfe in February 2000, or approximately 4.7 MMcfe net to Brigham's 29% net revenue interest. To date the Palmer #2 well has produced over 1.5 Bcfe, roughly paying out the cost of the well three months after commingled completion. Brigham expects the next development well to spud in early July.

         Also in its Gulf Coast province, Brigham has spud an offset to its 1998 Dinn #1 discovery well in its Caliente Project in Duval County, Texas. Brigham retains a 50% working interest in this test, which is a confirmation well on a structure with gross unrisked reserve potential of approximately 60 Bcfe. The Dinn #2 is currently drilling at a depth of approximately 10,500 feet, and is expected to reach total depth of 14,000 feet by late July.

         In the Anadarko Basin, Brigham's first quarter 2000 Springer discovery was brought on line in early May and continues to produce at a pipeline capacity curtailed rate of approximately 3.5 MMcf of natural gas and 350 barrels of oil per day, or approximately 3.2 MMcfe per day net to Brigham's revenue interest. Brigham anticipates expanded pipeline capacity in July, at which time it plans to increase the producing rate of this well to approximately 5 MMcf and 450 barrels per day, or approximately 4.4 net MMcfe per day. Based on current producing rates, this well is expected to pay out the drilling costs incurred by the end of June, or less than two months after completion. Brigham currently plans to spud an offset well to this discovery during the third quarter.

         While increased industry activity is resulting in drilling rig availability constraints in some instances, Brigham plans


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to spud at least ten wells by the end of the third quarter, including a number of high impact tests in both the Anadarko Basin and the onshore Gulf Coast.

PRODUCTION VOLUME GROWTH

         Brigham estimates its current net daily production to be approximately 21 MMcfe per day, which represents a 24% increase from its average production rate during the first quarter. In addition, Brigham expects to add approximately 6 net MMcfe per day by the end of July upon completion of commingling operations at the Palmer State #3 and increased pipeline capacity at its Springer discovery in the Anadarko Basin. Brigham estimates that its initial $4.8 million of drilling expenditures from its approximate $20 million 2000 drilling program will have generated 10 to 12 MMcfe per day of initial production volumes net to Brigham's revenue interest by the end of July.

MANAGEMENT COMMENT

         Bud Brigham, President and CEO, commented, "Our recently completed Nold Gas Unit discovery is another positive indication regarding our inventory of 3-D seismic amplitude-related prospects in the Frio trend, and, like our first quarter Springer discovery, it enhances other adjacent drilling opportunities. Due to these and other discoveries, our early 2000 drilling program has been highly productive. This success, further enhanced by high commodity prices, has resulted in an average payout for our early 2000 drilling program, including dry holes, of approximately four months. In addition, every $1 million we've invested in drilling in 2000 has generated approximately 2.5 MMcfe per day in initial net production volumes for Brigham. We believe these early results demonstrate the potential production volume impact inherent in the remainder of our estimated $20 million drilling program planned for this year. While we expect to continue our sequential growth in quarterly production volumes in the second quarter, anticipated losses from our early 1999 hedging activities will negatively impact cash flow during the second quarter. Fortunately, this impact is temporary. Through a combination of our growing production volumes, accelerating and high impact drilling program, and improving pricing realizations, the third quarter is shaping up to be a potentially exciting quarter for our company."

ABOUT BRIGHAM EXPLORATION

         Brigham Exploration Company (www.bexp3d.com) is an independent exploration and production company that applies 3-D seismic imaging and other advanced technologies to systematically explore and develop onshore domestic natural gas and oil provinces.

FORWARD LOOKING STATEMENTS DISCLOSURE

         Except for the historical information contained herein, the matters discussed in this news release are forward looking statements that are based upon current expectations. Important factors that could cause actual results to differ materially from those in the forward looking statements include risks inherent in exploratory drilling activities, the timing and extent of changes in commodity prices, unforeseen engineering and mechanical or technological difficulties in drilling wells, availability of drilling rigs, land issues, federal and state regulatory developments and other risks more fully described in the company's filings with the Securities and Exchange Commission.

Contact:    Christopher A. Phelps, Vice President - Finance & Strategic Planning
            (512) 427-3300/investor@bexp3d.com